Exhibit (h)(2)

AMENDMENT TO AGENCY SERVICES AGREEMENT

This Amendment (“Amendment”) to the AGENCY SERVICES AGREEMENT, dated January 6, 2023 among each of the entities listed on Exhibit A thereto (the “Trust”) and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as amended as of the date hereof (the “Agreement”), is made and entered into as of April 10, 2024, between the Trust, the New ETF Series (as defined below) and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the Trust and J.P. Morgan entered into the Agreement;

WHEREAS, the following entities request that J.P. Morgan provide Services to them under the terms and conditions set forth in the Agreement:

Eaton Vance Short Duration Income ETF

(the “New ETF Series”); and

WHEREAS, J.P. Morgan agrees to provide Services pursuant to the terms and conditions set forth in the Agreement in respect of the New ETF Series.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Amendment shall have the meaning ascribed to such terms in the Agreement.
2.	The New ETF Series hereby agrees to be subject to and bound by the terms and conditions of the Agreement.
3.	Amendments. The Agreement shall be amended as follows:
(a)	Exhibit A of the Agreement is hereby amended and restated in its entirety by Exhibit A hereto.
(b)	Save as amended by this Amendment, the Agreement shall remain in full force and effect.
4.	Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.
5.	Entire Agreement. This Amendment and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the parties.
6.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by both parties.
7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MORGAN STANLEY ETF TRUST (acting on its own behalf and on behalf of each of the series or portfolios listed in Exhibit A hereto)		JPMORGAN CHASE BANK, N.A.

By:	/s/ Frank Smith	By:	/s/ Lauren Haley
Name:	Frank Smith	Name:	Lauren Haley
Title:	Treasurer	Title:	Executive Director

EXHIBIT A

LIST OF ETF SERIES

Morgan Stanley ETF Trust

1.	Calvert International Responsible Index ETF
2.	Calvert Ultra-Short Investment Grade ETF
3.	Calvert US Large-Cap Core Responsible Index ETF
4.	Calvert US Large-Cap Diversity, Equity and Inclusion Index ETF
5.	Calvert US Mid-Cap Core Responsible Index ETF
6.	Calvert US Select Equity ETF
7.	Eaton Vance Intermediate Municipal Income ETF
8.	Eaton Vance High Yield ETF
9.	Eaton Vance Ultra-Short Income ETF
10.	Parametric Equity Premium Income ETF (f/k/a Parametric Dividend Premium Income ETF)
11.	Parametric Hedged Equity ETF
12.	Eaton Vance Total Return Bond ETF
13.	Eaton Vance Short Duration Municipal Income ETF
14.	Eaton Vance Floating-Rate ETF
15.	Eaton Vance Short Duration Income ETF